Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steve Filton	December 8, 2016
Chief Financial Officer
610-768-3300

UNIVERSAL HEALTH SERVICES, INC.

STATEMENT REGARDING RECENT BUZZFEED ARTICLE

KING OF PRUSSIA, PA- Universal Health Services, Inc. (NYSE:UHS) issued the following statement today in response to an article on Buzzfeed:

We are aware of a recent story on BuzzFeed about UHS, and certain Behavioral Health affiliate facilities. We dispute and deny the conclusions drawn by the reporter in relation to UHS and believe that the story misses the mark in several important ways leading to an inaccurate portrayal of UHS’s behavioral health operations. Among other things, the story ignores the preeminent role of the clinician in treating patients, and misleads the reader by attempting to make unsupported assumptions about our behavioral health operations. The reporter seriously diminishes the complexity of behavioral health assessments and treatment necessary to properly care for the individual patient based upon their specific needs. The article also minimizes the important role played by the thousands of dedicated and compassionate employees in our behavioral health facilities, who are the most important part of our mission to provide the best possible healthcare to our patients.

For nearly 40 years, UHS has focused first and foremost on patient care. Such longevity is only accomplished through dedication and focus on providing appropriate care and treatment to our patients. All UHS Behavioral Health facilities are fully accredited by independent organizations including The Joint Commission (TJC) whose rigorous accreditation and quality assessment protocols are widely respected throughout the healthcare industry. UHS’s Behavioral Health facilities also maintain a strong track record of positive recognition on other evidence-based indicators including CMS’ Hospital-Based Inpatient Psychiatric Services & Inpatient Psychiatric Facility Quality Reporting System. UHS’ consistent multi-decade record of positive achievements confirms that we are an industry leader in clinical quality.

Over the past four years, 83 UHS facilities (both Acute Care and Behavioral Health) were designated as Top Performers on Key Quality Measures® by The Joint Commission. In the Behavioral Health Division, over half of UHS’s eligible facilities (69) received this distinguished recognition for the quality of our services during this period.

Our patients consistently report high levels of satisfaction with the care they receive. In 2015, UHS patient satisfaction survey scores were 4.5 out of 5 and have increased annually over the past seven years. In 2015, UHS Behavioral Health facilities treated almost 450,000 in-patients, amounting to over 5.8 million patient days.

Universal Health Services (NYSE: UHS) is one of the largest and most respected hospital management companies in the nation. Today, UHS subsidiaries own and/or operate more than 240 acute care hospitals and behavioral health facilities in 37 states, Washington, D.C., Puerto Rico, U.S. Virgin Islands and the U.K. UHS constantly strives to put patients first while adhering to the highest clinical performance standards. For additional information on the Company, visit our web site: http://www.uhsinc.com.

Certain statements in this release may constitute forward-looking statements and are subject to various risks and uncertainties as discussed in the Company’s filing with the Securities and Exchange Commission. The Company is not obligated to update these forward-looking statements even if the Company’s assessment of these risks and uncertainties changes.

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